EXHIBIT 10.1

PLAN AND AGREEMENT OF REORGANIZATION

AMONG

MACH ONE CORPORATION

AND

PACIFIC RIM FOODS, LTD.

AND

CERTAIN SHAREHOLDERS

OF

PACIFIC RIM FOODS, LTD.

NOVEMBER 21, 2008

Plan And Agreement Of Reorganization

     This Plan and Agreement of Reorganization (“Agreement”) is entered into on this 21st day of November, 2008 by and between Mach One Corporation, a Nevada corporation (“Mach One”), and Pacific Rim Foods, Ltd., a Republic of Mauritius corporation (“Pacific Rim”), and those persons listed in Exhibit A hereto, being all of the shareholders of Pacific Rim who own individually at least ten percent (10%) of the outstanding stock of Pacific Rim and together hold over fifty percent (50%) of the outstanding stock of Pacific Rim as of the date this Agreement is executed.

Plan Of Reorganization

     The transaction contemplated by this Agreement (“the Exchange Transaction”) is intended to be an exchange of stock reorganization. Mach One will acquire up to 100% of Pacific Rim’s issued and outstanding common stock, (no par value) in exchange for up to 28,000,000 shares of Mach One’s common stock, $.001 par value, subject to adjustment, (the “Exchange Stock”) and up to $1,500,000 5 year Zero Coupon Convertible Promissory Notes (the “Exchange Notes”) (collectively the “Exchange Securities”). Upon the consummation of the Exchange Transaction and the issuance and transfer of the Exchange Securities as set forth in Section 2 below, Pacific Rim Shareholders will hold approximately thirty three (33%) percent of the then-outstanding common stock of Mach One. The Exchange Transaction will result in Pacific Rim becoming a wholly-owned subsidiary of Mach One.

Agreement

Section 1
Transfer of Shares

1.1     All shareholders of Pacific Rim (the “Shareholders” or the “Pacific Rim Shareholders”), as of the date of Closing as such term is defined in Section 4 herein (the “Closing” or the “Closing Date”), shall transfer, assign, convey and deliver to Mach One on the Closing Date, certificates representing one hundred percent (100%) of the Pacific Rim Stock or such lesser percentage as shall be acceptable to Mach One, but in no event less than sixty percent (60%) of the Pacific Rim Stock, with an amount equal to no less than an additional forty (40%) of the Pacific Rim Stock being tendered within ninety (90) days after the Closing Date, it being the intention of the parties that Mach One ultimately hold no less than one hundred (100%) of the Pacific Rim Stock. To the extent that less than 100% of the Pacific Rim Stock is acquired, the number of Exchange Securities issuable to those Pacific Rim Shareholders who elected to participate in the Exchange Transaction shall decrease proportionately. The transfer of the Pacific Rim Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the Pacific Rim Shareholders and Mach One shall have otherwise agreed in writing.

Section 2
Issuance of Exchange Securities to Pacific Rim Shareholders

2.1    As consideration for the transfer, assignment, conveyance and delivery of the Pacific Rim Stock hereunder, Mach One shall, at the Closing issue to the Pacific Rim Shareholders, pro rata in accordance with each Shareholder’s percentage ownership of Pacific Rim immediately prior to the Closing, certificates representing 28,000,000 shares of Mach One Common Stock, subject to adjustment, and $1,500,000 5 Year Zero Coupon Convertible Promissory Notes. The parties intend that the Exchange Shares and Exchange Notes being issued will be used to acquire all outstanding Pacific Rim Shares. To the extent that less than 100% of the Pacific Rim Stock is acquired, the number and amount of Securities issuable to those Pacific Rim Shareholders who have elected to participate in the exchange described in this Agreement (the “Exchange”) shall decrease proportionately. No fractional shares of Mach One common stock shall be issued. Each fractional share shall be rounded up to a whole share of Mach One common stock.

2.2    The issuance of the Exchange Stock shall be made free and clear of all liens, mortgages, pledges, encumbrances or charges, whether disclosed or undisclosed, except as the Pacific Rim Shareholders and Mach One shall have otherwise agreed in writing. As provided herein, and immediately prior to the Closing, Mach One shall have issued and outstanding: (i) not more than 87,500,000 shares of Common Stock, (ii) not more than 2,940,000 shares of Preferred Stock and (iii) except as set forth in Section 6.1(b) no other securities issued and outstanding.

2.3    In the event that as a result of the conversion of the Mach One Preferred Stock, the issued and outstanding Mach One Common Stock should exceed 100,000,000 shares, the Exchange Shares held by the Pacific Rim Shareholders, shall be proportionately increased to maintain, when combined with the potential shares to be issued upon conversion of the Exchange Notes, an ownership interest in Mach One of not less then thirty-five percent (35%).

2.4    None of the Exchange Stock issued to the Pacific Rim Shareholders, nor any of the Pacific Rim Stock transferred to Mach One hereunder shall, at the time of Closing, be registered under federal securities laws but, rather, shall be issued pursuant to an exemption thereunder and be considered “restricted stock” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Act”). All of such securities shall bear a legend worded substantially as follows:

“The securities represented by this certificate and/or promissory note have not been registered under the Securities Act of 1933 (the “Act”) and are ‘restricted securities’ as that term is defined in Rule 144 under the Act. The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.”

     The respective transfer agents of Mach One and Pacific Rim shall annotate their records to reflect the restrictions on transfer embodied in the legend set forth above. There shall be no requirement that Mach One register the Exchange Stock under the Act.

Section 3

Other Matters

3.1     Transactions to be Completed Prior to Closing.

(a)     Prior to Closing, Mach One shall use its best efforts to renegotiate with the holders of its outstanding 12% Convertible Promissory Notes (the “12% Notes”) to revise and amend such 12% Notes to reflect the same terms and conditions as the Exchange Notes.

(b)     Prior to Closing, Mach One shall force conversion, repurchase or cancellation of not less than 50% of its issued and outstanding Series A Convertible Preferred Stock.

(c)     Prior to Closing, Mach One shall prepare revised compensation agreements, approved by Pacific Rim, to be executed by its executive employees.

3.2     Appointment of New Director. At the Closing the then existing three (3) directors of Mach One shall take those steps necessary to expand the current Board of Directors to five (5) directors and immediately nominate and elect to the Board of Directors of Mach One, Tad M. Ballantyne and one other director to be mutually agreed upon by Tad M. Ballantyne and the existing directors.

Section 4
Closing

4.1     Closing of Transaction. Subject to the fulfillment or waiver of the conditions precedent set forth in Section 12 hereof, the Closing shall take place on the Closing Date at the offices of Pacific Rim in Kenosha, Wisconsin at 10:00 A.M., local time, or at such other time on the Closing Date as Pacific Rim and Mach One may mutually agree in writing.

4.2     Closing Date. The Closing Date of the Exchange shall take place on a date chosen by mutual agreement of Pacific Rim and Mach One within forty-five (45) days from the date of this Agreement, or such later date upon which Pacific Rim and Mach One may mutually agree in writing, or as extended pursuant to subsection 13.1(b) below.

4.3       Deliveries at Closing.

(a)     Pacific Rim shall deliver or cause to be delivered to Mach One at Closing:

(1)     certificates representing all shares, or an amount of shares acceptable to Mach One, of the Pacific Rim Stock as described in Section 1, each endorsed in blank by the registered owner;

(2)     an agreement from each Shareholder surrendering his or her shares agreeing to a restriction on the transfer of the Exchange Stock as described in Section 2 hereof;

(3)     a copy of a consent of Pacific Rim’s board of directors authorizing Pacific Rim to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit B;

(4)     a copy of a Certificate of Good Standing for Pacific Rim issued not more than ten (10) days prior to Closing by the Republic of Mauritius;

(5)     Articles of Incorporation and Bylaws of Pacific Rim certified as of the Closing Date by the President and Secretary of Pacific Rim;

(6)     such other documents, instruments or certificates as shall be reasonably requested by Mach One or its counsel.

(b)     Mach One shall deliver or cause to be delivered to Pacific Rim at Closing:

(1)     a copy of a consent of Mach One’s board of directors authorizing Mach One to take the necessary steps toward Closing the transaction described by this Agreement in the form set forth in Exhibit C;

(2)     a copy of a Certificate of Good Standing for Mach One issued not more than ten (10) days prior to Closing by the Secretary of State of Nevada;

(3)     all of Mach One’s corporate records;

(4)     stock certificate(s) or a computer listing from Mach One’s transfer agent representing the Exchange Stock to be newly issued together with the issuance of the Exchange Notes, by Mach One under this Agreement, which certificates and notes shall be in the names of the appropriate Pacific Rim Shareholders, each in the appropriate denomination as described in Section 2; and

(5)     such other documents, instruments or certificates as shall be reasonably requested by Pacific Rim or its counsel.

4.4     Filings; Cooperation.

(a)     Prior to the Closing, the parties shall proceed with due diligence and in good faith to make such filings and take such other actions as may be necessary to satisfy the conditions precedent set forth in Section 12 below.

(b)     On and after the Closing Date, Mach One, Pacific Rim and the Shareholders set forth in Exhibit A shall, on request and without further consideration, cooperate with one another by furnishing or using their best efforts to cause others to furnish any additional information and/or executing and delivering or using their best efforts to cause others to execute and deliver any additional documents and/or instruments, and doing or using their best efforts to cause others to do any and all such other things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement.

Section 5
Representations and Warranties by Pacific Rim and Certain Shareholders

5.1     Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to Mach One), Pacific Rim and those Shareholders listed on Exhibit A represent and warrant to Mach One as follows:

(a)     Organization and Good Standing of Pacific Rim. The Articles of Incorporation of Pacific Rim and all Amendments thereto as presently in effect, certified by the Republic of Mauritius, and the Bylaws of Pacific Rim as presently in effect, certified by the President and Secretary of Pacific Rim, have been delivered to Mach One and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

(b)     Capitalization. The laws of the Republic of Mauritius allow Pacific Rim to issue ordinary shares in any amount (“Pacific Rim Common Stock”), subject to shareholder approval, of which 14,630 shares are issued and outstanding prior to the Closing Date, and held of record by approximately thirty (30) persons. All of such outstanding shares are validly issued, fully paid and non-assessable. There are no outstanding options and warrants for Pacific Rim Common Stock. All securities issued by Pacific Rim as of the date of this Agreement have been issued in compliance with all applicable state and federal laws. Except as set forth in Schedule 5.1(b), no other equity securities or debt obligations of Pacific Rim are authorized, issued or outstanding.

(c)     Subsidiaries. Other than as set forth in Schedule 5.1 (c), Pacific Rim has no subsidiaries and no other investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

(d)     Financial Statements. Pacific Rim will deliver to Mach One, prior to Closing, a copy of Pacific Rim’s audited financial statements for the years ended December 31, 2007 and 2006, and unaudited financial statements for the nine (9) months ended September 30, 2008, which will be true and complete and will have been prepared in conformity with generally accepted accounting principles. Other than changes in the usual and ordinary conduct of the business since September 30, 2008, there have been and, at the Closing Date, there will be no material adverse changes in such financial statements.

(e)     Absence of Undisclosed Liabilities. Other than as set forth in Schedule 5.1 (e), Pacific Rim has no liabilities which are not adequately reflected or reserved against in the Pacific Rim Financial Statements or otherwise reflected in this Agreement and Pacific Rim shall not have as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after September 30, 2008, and would be individually or in the aggregate, material to the results of operations or financial condition of Pacific Rim as of the Closing Date.

(f)     Litigation. Except as disclosed in Schedule 5.1(f), there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against Pacific Rim or its properties. Except as disclosed in Schedule 5.1(f), there are no actions, suits or proceedings pending, or, to the knowledge of Pacific Rim, threatened against or affecting Pacific Rim or its affiliated companies, any of its officers or directors relating to their positions as such, or any of its properties, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in connection with the business, operations or affairs of Pacific Rim or its affiliated company which might result in any material adverse change in the operations or financial condition of Pacific Rim, or which might prevent or materially impede the consummation of the transactions under this Agreement.

(g)     Compliance with Laws. To the best of its knowledge, the operations and affairs of Pacific Rim do not violate any law, ordinance, rule or regulation currently in effect, or any order, writ, injunction or decree of any court or governmental agency, the violation of which would substantially and adversely affect the business, financial conditions or operations of Pacific Rim.

(h)     Absence of Certain Changes. Except as set forth in Schedule 5.1(h), or otherwise disclosed in writing to Mach One, since September 30, 2008,

(1)     Pacific Rim has not entered into any material transaction;

(2)     there has been no change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of Pacific Rim as shown on the Pacific Rim Financial Statement, other than changes that both individually and in the aggregate do not have a consequence that is materially adverse to such condition, business, property, prospects, assets or liabilities;

(3)     there has been no damage to, destruction of or loss of any of the properties or assets of Pacific Rim (whether or not covered by insurance) materially and adversely affecting the condition (financial or otherwise), business, property, prospects, assets or liabilities of Pacific Rim;

(4)     Pacific Rim has not declared, or paid any dividend or made any distribution on its capital stock, redeemed, purchased or otherwise acquired any of its capital stock, granted any options to purchase shares of its stock, or issued any shares of its capital stock except in conjunction with the private placement described in Schedule 5.1(h);

(5)     there has been no material change, except in the ordinary course of business, in the contingent obligations of Pacific Rim by way of guaranty, endorsement, indemnity, warranty or otherwise; and

(6)     there has been no other event or condition of any character, which might reasonably be expected either to result in a material and adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of Pacific Rim or to impair materially the ability of Pacific Rim to conduct the business now being conducted.

(i)      Employees. There are, except as disclosed in Schedule 5.1(i), no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements or arrangements between Pacific Rim and any of its directors, officers or employees and there is no employment, consulting, severance or indemnification arrangements, agreements or understandings between Pacific Rim on the one hand, and any current or former directors, officers or employees of Pacific Rim on the other hand.

(j)      Assets. All of the assets reflected on the September 30, 2008, Pacific Rim Financial Statements or acquired and held as of the Closing Date, will be owned by Pacific Rim on the Closing Date. Except as set forth in Schedule 5.1(j), Pacific Rim owns outright and has good and marketable title, or holds valid and enforceable leases, to all of such assets.

(k)     Tax Matters. Other than as set forth in Schedule 5.1 (k), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of Pacific Rim have been timely filed. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of Pacific Rim. On the date of this Agreement, Pacific Rim is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

(l)      Continuation of Key Management. To the best knowledge of Pacific Rim, all key management personnel of Pacific Rim intend to continue their employment with Pacific Rim after the Closing. For purposes of this subsection 5.1(m), “key management personnel” shall include Tad M. Ballantyne.

(m)     Books and Records. The books and records of Pacific Rim are complete and correct, are maintained in accordance with good business practice and accurately present and reflect, in all material respects, all of the transactions therein described, and there have been no transactions involving Pacific Rim which properly should have been set forth therein and which have not been accurately so set forth.

(n)     Authority to Execute Agreement. The Board of Directors of Pacific Rim, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by Pacific Rim of this Agreement, and has duly authorized each of the transactions hereby contemplated. Pacific Rim has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. Pacific Rim has taken all actions required by law, its Articles of Incorporation, as amended, or otherwise to authorize the execution and delivery of this Agreement. This Agreement is valid and binding upon Pacific Rim and those Shareholders listed in Exhibit A hereto in accordance with its terms.

(o)     Contracts. Except for commitments to pay for legal and accounting services relating to the Exchange Transaction, Pacific Rim is not a party to any written or oral commitment for capital expenditures except as contemplated by this Agreement. Pacific Rim is not a party to, nor is its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements any personal services agreements or any other agreements that require Pacific Rim to pay any money or deliver any assets or services. Pacific Rim has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a party.

(p)     Finder’s Fees. Pacific Rim is not, and on the Closing Date will not be liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

5.2     Disclosure. At the date of this Agreement, Pacific Rim and those Shareholders listed in Exhibit A have, and at the Closing Date they will have, disclosed all events, conditions and facts materially affecting the business and prospects of Pacific Rim. Pacific Rim and such Shareholders have not now and will not have at the Closing Date, withheld knowledge of any such events, conditions or facts which they know, or have reasonable grounds to know, may materially affect Pacific Rim’s business and prospects.

Section 6

Representations and Warranties by Mach One

6.1     Subject to the schedule of exceptions, attached hereto and incorporated herein by this reference, (which schedules shall be acceptable to Pacific Rim), Mach One represents and warrants to Pacific Rim and those Shareholders listed in Exhibit A as follows:

(a)     Organization and Good Standing. Mach One is currently a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own or lease its properties and to carry on its business as now being conducted and as proposed to be conducted. Mach One is qualified to conduct business as a foreign corporation in no other jurisdiction, and the failure to so qualify in any other jurisdiction does not materially, adversely affect the ability of Mach One to carry on its business as most recently conducted. The Articles of Incorporation of Mach One and all amendments thereto as presently in effect, certified by the Secretary of State of Nevada, and the Bylaws of Mach One as presently in effect, certified by the President and Secretary of Mach One, have been delivered to Pacific Rim and are complete and correct and since the date of such delivery, there has been no amendment, modification or other change thereto.

(b)     Capitalization. Mach One’s authorized capital stock consists of 250,000,000 consisting of (i) 239, 000,000 shares of $.001 par value Common stock (“Mach One Common Stock”), of which not more than 85,000,000 will be issued and outstanding, prior to Closing Date and held of record by approximately 300 shareholders and (ii) 10,500,000 shares of $0.05 par value Preferred Stock (“Mach One Preferred Stock”) of which not more than 1,000,000 shares will be issued and outstanding prior to the Closing Date and held of record by approximately one shareholder. Except as set forth in Schedule 6.1(b), no other equity securities or debt obligations of Mach One are authorized, issued or outstanding and as of the Closing, there will be no other outstanding options, warrants, agreements, contracts, calls, commitments or demands of any character, preemptive or otherwise, other than this Agreement, relating to any of the Mach One Common Stock, and there will be no outstanding security of any kind convertible into Mach One Common Stock. The shares of Mach One Common Stock are free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature that would inhibit prevent or otherwise interfere with the transactions contemplated hereby. All of the outstanding Mach One Common Stock is validly issued, fully paid and nonassessable and there are no voting trust agreements or other contracts, agreements or arrangements restricting or affecting voting or dividend rights or transferability with respect to the outstanding shares of Mach One Common Stock.

(c)     Issuance of Exchange Securities. All of the Mach One Exchange Stock and Exchange Notes to be issued to or transferred to Pacific Rim Shareholders pursuant to this Agreement, when issued, transferred and delivered as provided herein, will be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all liens, charges, claims, pledges, restrictions and encumbrances whatsoever of any kind or nature, except those restrictions imposed by State or Federal corporate and securities regulations.

(d)     No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by Mach One with any of the provisions hereof will:

(1)     violate or conflict with, or result in a breach of any provisions of, or constitute a default ( or an event which, with notice or lapse of time or both, would constitute a default) under, any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Mach One or any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument to which Mach One is a party, or by which it or its properties or assets may be bound or affected; or

(2)     violate any order, writ, injunction or decree, or any statute, rule, permit, or regulation applicable to Mach One or any of its properties or assets.

(e)     Subsidiaries. Except as set forth in Schedule 6.1(e), Mach One has no subsidiaries and no investments, directly or indirectly, or other financial interest in any other corporation or business organization, joint venture or partnership of any kind whatsoever.

(f)      Financial Statements. Mach One will deliver to Pacific Rim prior to Closing, copies of all of Mach One’s audited and unaudited financial statements through September 30, 2008, all of which are true and complete and have been prepared in accordance with generally accepted accounting principles.

(g)     SEC Filings. Mach One will deliver to Pacific Rim prior to Closing, copies of all of Mach One's recent filings made with the Securities and Exchange Commission (“SEC”), including Forms 10-KSB and 10-QSB and any proxy material).

(h)     Absence of Certain Changes. Since September 30, 2008 there has been no material change in Mach One’s financial conditions, assets or liabilities, except as set forth in Schedule 6.1(h).

(i)      Absence of Undisclosed Liabilities. Except as disclosed in Mach One’s Financial Statements, Mach One did not have, as of the Closing Date, any liabilities (secured or unsecured and whether accrued, absolute, direct, indirect or otherwise) which were incurred after September 30, 2008, and would be individually or in the aggregate, material to the results of operation or financial condition of Mach One.

(j)     Litigation. Except as disclosed in Schedule 6.1(j) there are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against Mach One or its properties. Except as disclosed in Schedule 6.1(j) there are no actions, suits or proceedings pending, or, to the knowledge of Mach One, threatened against or relating to Mach One. Mach One is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality; and Mach One has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it, if any.

(k)     Contracts. Mach One is not a party to any written or oral commitment for capital expenditures except as contemplated by this Agreement. Mach One is not a party to, nor is its property bound by any written or oral, express or implied, agreement, contract or other contractual obligation including, without limitation, any real or personal property leases, any employment agreements, any consulting agreements any personal services agreements or any other agreements that require Mach One to pay any money or deliver any assets or services. Mach One has in all material respects performed all obligations required to be performed by it to date and is not in default in any material respect under any agreements or other documents to which it was a party.

(l)     Tax Matters. Except as set forth in Schedule 6.1(l), all federal, foreign, state and local tax returns, reports and information statements required to be filed by or with respect to the activities of Mach One have been filed for all the years and periods for which such returns and statements were due, including extensions thereof. Such returns, reports and information statements are true and correct in all material respects insofar as they relate to the activities of Mach One. On the date of this Agreement, Mach One is not delinquent in the payment of any such tax or assessment, and no deficiencies for any amount of such tax have been proposed or assessed.

(m)     Authority to Execute Agreement. The Board of Directors of Mach One, pursuant to the power and authority legally vested in it, has duly authorized the execution and delivery by Mach One of this Agreement and the Exchange Stock, and has duly authorized each of the transactions hereby contemplated. Mach One has the power and authority to execute and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provisions hereof. Mach One has taken all the actions required by law, its Certificate of Incorporation, as amended, its Bylaws, as amended, applicable state law or otherwise to authorize the execution and delivery of the Exchange Stock pursuant to the provisions hereof. This Agreement is valid and binding upon Mach One in accordance with its terms.

(n)     Finder’s Fees. Mach One is not, and on the Closing Date, will not be liable or obligated to pay any finder’s, agent’s or broker’s fee arising out of or in connection with this Agreement or the transactions contemplated by this Agreement.

(o)     Books and Records. The books and records of Mach One are complete and correct, are maintained in accordance with good business practice and accurately present and reflect in all material respects, all of the transactions therein described and there have been no transactions involving Mach One which properly should have been set forth therein and which have not been accurately so set forth.

6.2     Disclosure. Mach One has and at the Closing Date it will have, disclosed all events, conditions and facts materially affecting the business and prospects of Mach One. Mach One has not now and will not have at the Closing Date, withheld knowledge of any such events, conditions and facts which it knows, or has reasonable grounds to know, may materially affect Mach One’s business and prospects.

Section 7

Access and Information

7.1     As to Pacific Rim. Subject to the protections provided by subsection 10.4 herein, Pacific Rim shall give to Mach One and to Mach One’s counsel, accountants and other representatives full access during normal business hours throughout the period prior to the Closing, to all of Pacific Rim’s properties, books, contracts, commitments, and records, including information concerning products and customer base, and patents held by, or assigned to, Pacific Rim, and furnish Mach One during such period with all such information concerning Pacific Rim’s affairs as Mach One reasonably may request.

7.2     As to Mach One. Subject to the protections provided by subsection 10.4 herein, Mach One shall give to Pacific Rim, the Pacific Rim Shareholders and their counsel, accountants and other representatives, full access, during normal business hours throughout the period prior to the Closing, to all of Mach One’s properties, books, contracts, commitments, and records, if any, and shall furnish Pacific Rim and the Pacific Rim Shareholders during such period with all such information concerning Mach One’s affairs as Pacific Rim and the Pacific Rim Shareholders reasonably may request.

Section 8

Covenants of Pacific Rim and Certain Shareholders

8.1     No Solicitation. For a period of forty-five (45) days from the date of this Agreement, Pacific Rim and those Shareholders listed on Exhibit A, to the extent within each Shareholder’s control, will use their best efforts to cause its officers, employees, agents and representatives not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or indirectly to solicit, encourage, or initiate any discussions with, to, any person or entity other than Mach One and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving Pacific Rim, or any sale of any of its capital stock or of the capital stock held by such Shareholders in excess of fifty percent (50%) of such Shareholder’s current stock holdings except as otherwise disclosed in this Agreement. Pacific Rim will notify Mach One immediately upon receipt of an inquiry, offer, or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of Pacific Rim’s business, or providing information to government authorities.

8.2     Conduct of Business Pending the Transaction. Pacific Rim and those Shareholders listed on Exhibit A, to the extent within each Shareholder’s control, covenant and agree with Mach One that, prior to the consummation of the transaction called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless Mach One shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, Pacific Rim and those Shareholders listed on Exhibit A, to the extent within each Shareholder’s control, will comply with each of the following:

(a)     Its business shall be conducted only in the ordinary and usual course. Pacific Rim shall use reasonable efforts to keep intact its business organization and good will, keep available the services of its respective officers and employees, and maintain good relations with suppliers, creditors, employees, customers, and others having business or financial relationships with it, and it shall immediately notify Mach One of any event or occurrence which is material to, and not in the ordinary and usual course of business of Pacific Rim.

(b)     It shall not (i) amend its Articles of Incorporation or Bylaws or (ii) split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock or property.

(c)     It shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement.

(d)     It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

(e)     It shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, or with the written approval of Mach One.

(f)     It shall not sell lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for: (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or (iv) as specifically provided for or permitted in this Agreement.

(g)     It shall not enter into any material agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (a) through (f) above.

(h)     It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

(i)     It will comply with all laws and regulations applicable to it and its operations.

Section 9

Covenants of Mach One

9.1    No Solicitation. For a period of forty-five (45) days from the date of this Agreement, Mach One will not discuss or negotiate with any other corporation, firm or other person or entertain or consider any inquiries or proposals relating to the possible disposition of its shares of capital stock, or its assets, and will conduct business only in the ordinary course. Notwithstanding the foregoing, Mach One shall be free to engage in activities mentioned in the preceding sentence, which are designed to further the mutual interests of the parties to this Agreement.

9.2     Conduct of Mach One Pending Closing. Mach One covenants and agrees with Pacific Rim that, prior to the consummation of the transactions called for by this Agreement, and Closing, or the termination of this Agreement pursuant to its terms, unless Pacific Rim shall otherwise consent in writing, and except as otherwise contemplated by this Agreement, Mach One will comply with each of the following.

(a)     No change will be made in Mach One’s Certificate of Incorporation or Bylaws or in Mach One’s authorized or issued shares of stock, except as contemplated in this Agreement or as may be first approved in writing by Pacific Rim.

(b)     No dividends shall be declared, no stock options granted and no employment agreements shall be entered into with officers or directors in Mach One, except as may be first approved in writing by Pacific Rim.

(c)     It shall not (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing, except as set forth in this Agreement.

(d)     It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

(e)     It shall not (i) adopt, enter into, or amend any bonus, profit sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director, or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice, or with the written approval of Pacific Rim.

(f)     It shall not sell lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for: (i) sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice; (ii) liens for taxes not yet due; (iii) liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or (iv) as specifically provided for or permitted in this Agreement.

(g)     It shall not enter into any material agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the matters referred to in subparagraphs (a) through (f) above.

(h)     It will continue properly and promptly to file when due all federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by it, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by it.

(i)     It will comply with all laws and regulations applicable to it and its operations.

Section 10

Additional Covenants of the Parties

10.1   Cooperation. Both Pacific Rim and Mach One will cooperate with each other and their respective counsel, accountants and agents in carrying out the transaction contemplated by this Agreement, and in delivering all documents and instruments deemed reasonably necessary or useful by the other party. Furthermore, both Pacific Rim and Mach One shall collaborate on the preparation and dissemination of an offer, which the Board of Directors of Pacific Rim shall approve and recommend, to the Pacific Rim Stockholders, to exchange their outstanding shares of Pacific Rim Common Stock for shares of Mach One Common Stock and Promissory Notes.

10.2  Expenses. Each of the parties hereto shall pay all of its respective costs and expenses (including attorneys’ and accountants’ fees, costs and expenses) incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

10.3  Publicity. Prior to the Closing, any written news releases or public disclosure by either party pertaining to this Agreement shall be submitted to the other party for its review and approval prior to such release or disclosure, provided, however, that (a) such approval shall not be unreasonably withheld, and (b) such review and approval shall not be required of disclosures required to comply, in the judgment of counsel, with federal or state securities or corporate laws or policies.

10.4  Confidentiality. While each party is obligated to provide access to and furnish information in accordance with Section 6 herein, it is understood and agreed that such disclosure and information subsequently obtained as a result of such disclosures are proprietary and confidential in nature. Each party agrees to hold such information in confidence and not to reveal any such information to any person who is not a party to this Agreement, or an officer, director or key employee thereof, and not to use the information obtained for any purpose other than assisting in its due diligence inquiry in conjunction with the transaction contemplated by this Agreement. Upon request of any party, a confidentiality agreement, acceptable to the disclosing party, will be executed by any person selected to receive such proprietary information, prior to receipt of such information.

Section 11

Survival of Representations, Warranties and Covenants

11.1  The representations, warranties and covenants of Pacific Rim and those Shareholders listed in Exhibit A contained herein shall survive the execution and delivery of this Agreement for a period of one (1) year from the Closing Date. The representations, warranties and covenants of Mach One contained herein shall survive the execution and delivery of this Agreement for a period of one (1) year from the Closing Date.

Section 12

Conditions Precedent to Obligations of Parties

12.1  Conditions to Obligations of the Parties. The obligations of Mach One, Pacific Rim and those Shareholders listed in Exhibit A under this Agreement shall be subject to the fulfillment, on or prior to the Closing, of all conditions elsewhere herein set forth, including, but not limited to, receipt by the appropriate party of all deliveries required by Sections 5 and 6 herein, and fulfillment, prior to Closing, of each of the following conditions:

(a)     All representations and warranties made by Pacific Rim Shareholders listed in Exhibit A and Mach One in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of the Closing Date.

(b)     Pacific Rim Shareholders listed in Exhibit A and Mach One shall have performed or complied with all covenants, agreements and conditions contained in this Agreement on their part required to be performed or complied with at or prior to the Closing.

(c)     All material authorizations, consents or approvals of any and all governmental regulatory authorities necessary in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained and be in full force and effect.

(d)     The Closing shall not violate any permit or order, decree or judgment of any court or governmental body having competent jurisdiction and there shall not have been instituted any legal or administrative action or proceeding to enjoin the transaction contemplated hereby or seeking damages from any party with respect thereto.

12.2           Conditions to Obligations of Mach One. The obligations of Mach One to consummate the transactions contemplated herein are subject to satisfaction (or waiver by it) of the following conditions:

(a)     Each Pacific Rim Shareholder acquiring Exchange Stock will be required, at Closing, to submit an agreement confirming that all the Exchange Stock received will be acquired for investment and not with a view to, or for sale in connection with, any distribution thereof, and agreeing not to transfer any of the Exchange Stock for a period of six months from the date of the Closing, except for those transfers falling within the exemption from registration under the Securities Act of 1933 and any applicable state securities laws, which transfers do not constitute a public distribution of securities, and in which the transferees execute an investment letter in form and substance satisfactory to counsel for Mach One. The foregoing provision shall not prohibit the registration of those shares at any time following the Closing. Each Pacific Rim Shareholder acquiring Exchange Stock will be required to transfer to Mach One at the Closing his/her respective Pacific Rim Shares, free and clear of all liens, mortgages, pledges, encumbrances or changes, whether disclosed or undisclosed.

(b)     All schedules, prepared by Pacific Rim shall be current or updated as necessary as of the Closing Date.

(c)     If shareholders, who in the aggregate own forty percent (40%) or more of the Pacific Rim shares of Common Stock, dissent from the proposed share exchange, or are unable or for any reason refuse to transfer any or all of their Pacific Rim shares of Common Stock to Mach One in accordance with Section 1 of this Agreement, Mach One, at its option, may terminate this Agreement.

(d)     Each party shall have satisfied itself that since the date of this Agreement the business of the other party has been conducted in the ordinary course. In addition, each party shall have satisfied itself that no withdrawals of cash or other assets have been made and no indebtedness has been incurred since the date of this Agreement, except in the ordinary course of business or with respect to services rendered or expenses incurred in connection with the Closing of this Agreement, unless said withdrawals or indebtedness were either authorized by the terms of this Agreement or subsequently consented to in writing by the parties.

(e)     Each party covenants that, to the best of its knowledge, it has complied in all material respects with all applicable laws, orders and regulations of federal, state, municipal and/or other governments and/or any instrumentality thereof, domestic or foreign, applicable to their assets, to the business conducted by them and to the transactions contemplated by this Agreement.

12.3           Conditions to Obligation of Pacific Rim and the Pacific Rim Shareholders. The obligations of Pacific Rim and the Pacific Rim Shareholders listed in Exhibit A to consummate the transactions contemplated herein are subject to satisfaction (or waiver by them) of the following conditions:

(a)     Mach One shall have provided to Pacific Rim through September 30, 2008, all unaudited financial statements prepared in accordance with generally accepted accounting principles by independent accountants of Mach One. Mach One shall also provide, as of a date within thirty days of Closing, an update on any material change in the aforementioned financial statements.

(b)     Each party shall have granted to the other party (acting through its management personnel, counsel, accountants or other representatives designated by it) full opportunity to examine its books and records, properties, plants and equipment, proprietary rights and other instruments, rights and papers of all kinds in accordance with Sections 5 and 6 hereof, and each party shall be satisfied to proceed with the transactions contemplated by this Agreement upon completion of such examination and investigation.

(c)     The Exchange shall be approved by the shareholders of Mach One, if deemed necessary or appropriate by counsel Mach One, within thirty (30) days following execution of this Agreement. If such meeting is deemed necessary, the management of Mach One agrees to recommend approval to its shareholders and to solicit proxies in support of the same. Any proxy material to be provided to the Mach One Shareholders shall be prepared and filed with the SEC as required by their SEC proxy Rules and Regulations.

(d)     Mach One and Pacific Rim shall agree to indemnify each other party against any liability to any broker or finder to which that party may become obligated.

(e)     The Exchange shall be approved by the Board of Directors of both Pacific Rim and Mach One. Furthermore, the Exchange shall be approved by the shareholders of Pacific Rim, if deemed necessary or appropriate by counsel for the same, within thirty (30) days following execution of this Agreement. If such a meeting is deemed necessary, the management of Pacific Rim and Mach One agree to recommend approval to their respective Shareholders and to solicit proxies in support of the same.

(f)     Mach One and Pacific Rim and their respective legal counsel shall have received copies of all such certificates and other documents and instruments as each party or its legal counsel may reasonably request pursuant to this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby, and all such certificates, opinions and other documents and instruments received by each party shall be reasonably satisfactory, in form and substance, to each party and its legal counsel.

(g)     Both Pacific Rim and Mach One shall have the right to waive any or all of the conditions precedent to its obligations hereunder not otherwise legally required; provided, however, that no waiver by a party of any condition precedent to its obligations hereunder shall constitute a waiver by such party of any other condition.

(h)     Mach One shall have obtained all necessary Blue Sky approvals or exemptions for the issuance of the Exchange Securities the required prior to the Closing Date.

(i)     Completion of the (i) renegotiated Mach One Notes Payable, (ii) cancellation, conversion or repurchase of the Mach One Preferred Stock, and (iii) executive compensation agreements, as set forth in Section 3.

Section 13

Termination, Amendment, Waiver

13.1  This Agreement may be terminated at any time prior to the Closing, and the contemplated transactions abandoned, without liability to either party, except with respect to the obligations of Mach One, Pacific Rim and those Pacific Rim Shareholders listed in Exhibit A under Section 10.4 hereof:

(a)     By mutual agreement of Mach One and Pacific Rim;

(b)     If the Closing (as defined in Section 4) has not have taken place within forty-five (45) days from the date of this Agreement can be terminated upon written notice given by Mach One or Pacific Rim which is not in material default;

(c)     By Mach One, if in its reasonable believe there has been a material misrepresentation or breach of warranty on the part of any Shareholder listed in Exhibit A in the representations and warranties set forth in the Agreement.

(d)     By Pacific Rim or a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if, in the reasonable belief of Pacific Rim or any such Shareholders, there has been a material misrepresentation or breach of warranty on the part of Mach One in the representations and warranties set forth in the Agreement;

(e)     By Mach One if, in its opinion or that of its counsel, the Exchange does not qualify for exemption from registration under applicable federal and state securities laws, or qualification, if obtainable, cannot be accomplished in Mach One’s opinion or that of its counsel, without unreasonable expense or effort;

(f)     By Mach One or by a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if either party shall determine in its sole discretion that the Exchange has become inadvisable or impracticable by reason of the institution or threat by state, local or federal governmental authorities or by any other person of material litigation or proceedings against any party [it being understood and agreed that a written request by a governmental authority for information with respect to the Exchange, which information could be used in connection with such litigation or proceedings, may be deemed to be a threat of material litigation or proceedings regardless of whether such request is received before or after the signing of this Agreement];

(g)     By Mach One if the business or assets or financial condition of Pacific Rim, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise; or, by a majority of those Shareholders listed in Exhibit A (as measured by their equity interest) if the business or assets or financial condition of Mach One, taken as a whole, have been materially and adversely affected, whether by the institution of litigation or by reason of changes or developments or in operations in the ordinary course of business or otherwise;

(h)     By Mach One if holders of forty percent (40%) or more of the Pacific Rim Shares fail to tender their stock at the Closing of the Exchange;

(i)     By Mach One or Pacific Rim if, in the opinion of Mach One’s independent accountants, it should appear that the combined entity will not be auditable to SEC accountants standards;

(j)     By Pacific Rim if Mach One fails to perform material conditions set forth in Sub-Section 12.1 and 12.3 herein;

(k)     By Pacific Rim if examination of Mach One’s books and records pursuant to Section 6 herein uncovers a material deficiency;

(l)     By Mach One if Pacific Rim fails to perform material conditions set forth in Sub-Section 12.1 and 12.2 herein; and

(m)     By Mach One if examination of Pacific Rim’s books and records pursuant to Section 5 herein uncovers a material deficiency.

13.2     No modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound.

Section 14

Miscellaneous

14.1     Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) contains the entire agreement between the parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts, and writings prior to the date hereof. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

14.2     Binding Agreement.

(a)     This Agreement shall become binding upon the parties when, but only when, it shall have been signed on behalf of all parties.

(b)     Subject to the condition stated in subsection (a), above, this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their legal representatives, successors and assigns. This Agreement, in all of its particulars, shall be enforceable by the means set forth in subsection 14.9 for the recovery of damages or by way of specific performance and the terms and conditions of this Agreement shall remain in full force and effect subsequent to Closing and shall not be deemed to be merged into any documents conveyed and delivered at the time of Closing. In the event that subsection 14.9 is found to be unenforceable as to any party for any reason or is not invoked by any party, and any person is required to initiate any action at law or in equity for the enforcement of this Agreement, the prevailing party in such litigation shall be entitled to recover from the party determined to be in default, all of its reasonable costs incurred in said litigation, including attorneys’ fees.

14.3  Shareholders Owning at Least Ten Percent (10%) of the Outstanding Common Stock of Pacific Rim. The Shareholders owning at least 10% of the outstanding common stock of Pacific Rim (see Exhibit A hereto) are only executing this Agreement with respect to Sections 4.4, 5, 8, 10.4, 11, 12.1 and 12.3, 13.1(d and f), 14.2, 14.3, 14.4, 14.8, 14.9 and 14.10.

14.4  Counterparts. This Agreement may be signed in counterparts by facsimile, which shall be deemed the same as an original signature and may be used for all purposes as if it were an original, and when said counterparts have been exchanged between the parties, they shall be of full force and effect.

14.5   Severability. If any provisions hereof are to be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect or any other provision hereof.

14.6  Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided that neither this Agreement nor any right hereunder shall be assignable by Pacific Rim or Mach One without prior written consent of the other party.

14.7  Captions. The captions of the various Sections of this Agreement have been inserted only for convenience of reference and shall not be deemed to modify, explain, enlarge or restrict any of the provisions of this Agreement.

14.8  Governing Law. The validity, interpretation and effect of this Agreement shall be governed exclusively by the laws of the State of Wisconsin.

14.9  Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located in Ozaukee County, State of Wisconsin, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement. The prevailing party may recover costs and reasonable attorney’s fees.

14.10  Arbitration. Any dispute between the parties relating in any way to this Agreement or any of its terms and provisions shall be submitted to binding arbitration before a single arbitrator in Ozaukee County, Wisconsin, before JAMS and the prevailing party in such arbitration shall have the right to have any award made by arbitrators confirmed by a court of competent jurisdiction. The provisions of the Wisconsin Code of Civil Procedure, authorizing and taking of depositions and obtaining discovery are incorporated herein by this reference and shall be applicable to any such arbitration. Any such arbitration shall be conducted in an expeditious manner. Any such arbitration shall be governed by the JAMS complex arbitration rules and the JAMS optional arbitration appeal procedure.

14.11     Notices. Any notice required or permitted to be given under this Agreement shall be delivered (a) by hand, (b) by registered or certified mail, postage prepaid, return receipt requested, to the address of the other party first set forth above, or to such other address as a party may designate by written notice in accordance with this Section 14.11, (c) by overnight courier, or (d) by fax with confirming letter mailed under the conditions  described in (b) above.

             Notice so given shall be deemed effective when received, or if not      received by reason of fault of addressee, when delivered.

            To Pacific Rim:

               Tad M. Ballantyne, Chief Executive Officer
               Pacific Rim Foods, Ltd.

               3505 Chatham Street

               Racine, WI 53402

               Fax (262) 652-3532
               mrmodern@msn.com

          With a Copy to:

               William B. Barnett, Esq.
               Law Offices of William B. Barnett
               21550 Oxnard Street, Suite 200
               Woodland Hills, California 91367
               Fax (818) 999-2269
               Email: wbarnett@wbarnettlaw.com

          To Mach One:

               Monte B. Tobin, Chief Executive Officer
               Mach One Corporation
               6430 Congress Drive
               West Bend, WI 53095
               Fax (262) 675-0629
               Email: MonteB@charter.net

          With a Copy to:

               Steven L. Slaw PC
               2175 Point Boulevard, Suite 125
               Elgin, Illinois 60123
               Fax (630) 982-6580
               Email: steve@slawlaw.com

       Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the respective party hereto.

      All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 14.11 if delivered personally or by fax, shall be effective upon delivery; and, if delivered by mail, shall be effective three days following deposit in the United States mail, postage prepaid.

     In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

Mach One Corporation
By: /s/ Monte B. Tobin Monte B. Tobin, Chief Executive Officer

Pacific Rim Foods, Ltd.
By: /s/ Tad M. Ballantyne Tad M. Ballantyne, Chief Executive Officer

Exhibit List

Exhibit A:	Ten Percent Shareholders of Pacific Rim Foods, Ltd.
Exhibit B:	Consent of Board of Directors of Pacific Rim Foods, Ltd.
Exhibit C:	Consent of Board of Directors of Mach One Corporation

Schedule List

Schedule 5.1(b):	Common Stock, Options and Warrants Outstanding – Pacific Rim Foods, Ltd.
Schedule 5.1(c):	Subsidiaries – Pacific Rim Foods, Ltd.
Schedule 5.1(e):	Absence of Undisclosed Liabilities – Pacific Rim Foods, Ltd.
Schedule 5.1(f):	Litigation Involving Pacific Rim Foods, Ltd.
Schedule 5.1(h):	Absence of Certain Changes – Pacific Rim Foods, Ltd.
Schedule 5.1(i):	Employee Benefit Plans – Pacific Rim Foods, Ltd.
Schedule 5.1(j):	Asset Ownership Exceptions – Pacific Rim Foods, Ltd.
Schedule 5.1(k):	Tax Matters – Pacific Rim Foods, Ltd.
Schedule 5.1(l):	Operating Permits/Licenses – Pacific Rim Foods, Ltd.
Schedule 5.1(m):	Continuation of Key Management – Pacific Rim Foods, Ltd.
Schedule 6.1(b):	Common Stock, Options and Warrants Outstanding – Mach One Corporation
Schedule 6.1(e):	Subsidiaries – Mach One Corporation
Schedule 6.1(h):	Absence of Certain Changes – Mach One Corporation
Schedule 6.1(j):	Litigation Involving Mach One Corporation
Schedule 6.1(l):	Tax Matters – Mach One Corporation,

Exhibit A

Ten Percent Shareholders of Pacific Rim Foods, Ltd.

Shareholder	Number of Shares	Percentage